SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549
                               ----------------------
                                      FORM S-8
                               REGISTRATION STATEMENT
                                       UNDER
                             THE SECURITIES ACT OF 1933


                                 EARL SCHEIB, INC.
                     (Exact name of Registrant as specified in charter)



          DELAWARE                                               95-1759002
          -----------------------------------------------------------------
          (State or other jurisdiction of                  (I.R.S. Employer
          incorporation or organization)                Identification No.)


          8737 WILSHIRE BOULEVARD, BEVERLY HILLS, CALIFORNIA          90211
          -----------------------------------------------------------------
          (Address of Registrant's Principal Executive Offices)  (Zip Code)

                       ---------------------------------------
                                 EARL SCHEIB, INC.
                            1995 STOCK OPTION AGREEMENT
                              (Full title of the plan)

                     JOHN K. MINNIHAN, CHIEF FINANCIAL OFFICER
              8737 WILSHIRE BOULEVARD, BEVERLY HILLS, CALIFORNIA 90211
                                   (310) 652-4880
             (Name, address and telephone number of agent for service)
                      ---------------------------------------
                                      Copy to:
                               DAVID I. SUNKIN, ESQ.
                        BUCHALTER, NEMER, FIELDS & YOUNGER,
                             A PROFESSIONAL CORPORATION
                       601 SOUTH FIGUEROA STREET, SUITE 2400
                           LOS ANGELES, CALIFORNIA  90017
                                   (213) 891-0700


                          CALCULATION OF REGISTRATION FEE

          ============================================================================================================

                                                                      Proposed            Proposed
                                                                       Maximum            Maximum
           Title of Securities                    Amount              Offering           Aggregate           Amount of
           to be Registered                        to be                Price             Offering         Registration
                                                Registered          Per Unit (1)           Price                Fee
           ------------------------------------------------------------------------------------------------------------
           Common Stock, $1.00 par value      200,000 shares          $6.125              $1,225,000          $423.00

           ============================================================================================================

                 (1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) based upon the average of the high and low prices reported in the Consolidated Reporting System on October 6, 1995.

          PART I--INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

          ITEM 1.  PLAN INFORMATION.

               The Board of Directors (the "Board") of Earl Scheib, Inc., (the "Corporation") has adopted, the Earl Scheib, Inc. 1995
          Stock Option Agreement between the Corporation and Christian K. Bement (the "Option Agreement") which provides for the continuous participation of Christian K. Bement as Executive Vice President and Chief Operating Officer ("Executive Vice President") of the Corporation.

               The following discussion summarizes the principal features of the Option Agreement. This description of the Option Agreement is qualified in its entirety by reference to the full text of the Option Agreement, a copy of which may be requested from the Corporation.

               The Corporation's principal executive offices are located at 8737 Wilshire Boulevard, Beverly Hills, California 90211, (310) 652-4880.

          PURPOSE

               The purpose of the Option Agreement is to strengthen the Corporation by providing to the Executive Vice President added incentives for high levels of performance and to encourage stock ownership in the Corporation. The Option Agreement seeks to accomplish these goals by providing a means whereby the Executive Vice President may be given an opportunity to purchase, by way of option, Common Stock of the Corporation. The Option Agreement is also intended to enable the Corporation and its subsidiaries to compete effectively for and retain the services of the Executive Vice President and to provide incentives for such person to exert maximum efforts for the success of the Corporation and its subsidiaries.

               The Corporation intends that the options issued under the Option Agreement shall be options which do not qualify as incentive stock options, as that term is used in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") ("Non-Qualified Stock Options"). The Option Agreement is not subject to any provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

          ADMINISTRATION

               The Board has delegated administration of the Option Agreement to its Compensation Committee ("Committee"). The Committee shall have full power and authority in its discretion to take any and all action required or permitted to be taken under the Option Agreement, including the determination of the number of shares which may be covered by stock options, the purchase price, and other terms and conditions thereof. Further information may be obtained from John K. Minnihan at 8737 Wilshire Boulevard, Beverly Hills, California 90211 or by calling
          (310) 652-4880.

          SHARES RESERVED

               There are 200,000 shares of Common Stock, par value $1.00, reserved for issuance upon exercise of options granted under the Option Agreement. Shares of Common Stock will be made available from the authorized but unissued shares of the Corporation or from shares reacquired by the Corporation, including shares purchased in the open market.

          ELIGIBILITY

               Only the Executive Vice President is eligible to participate under the Option Agreement. On January 10, 1995, the Board authorized the issuance of an aggregate of Non-Qualified Stock Options to purchase 200,000 shares at the "exercise" prices stated below.

          OPTION PRICE

               The exercise price of each Non-Qualified Stock Option shall be as follows:

                    $5.50 with regard to the Option to Purchase the first 100,000 shares or any portion thereof.
                    $9.00 with regard to the Option to Purchase the second 100,000 shares or any portion thereof.

               An option shall be exercised by written notice to the Corporation upon terms and conditions as the Option Agreement provides and in accordance with such other procedures for the exercise of options as the Board of Directors or Committee may establish from time to time. The purchase price of Common Stock acquired pursuant to an option shall be paid by such method or methods as the Committee may determine and may consist of cash or check payable to the order of the Corporation, in whole shares of Common Stock of the Corporation owned by the optionee having a fair market value on the exercise date (determined by the Committee in accordance with any reasonable valuation method) equal to the option price for the shares being purchased. Payments of Common Stock shall be made by delivery of Common Stock certificates properly endorsed for transfer in negotiable form. If other than the Executive Vice President, the person or persons exercising the option shall be required to furnish the Corporation appropriate documentation that such person or persons have the full legal right and power to exercise the option on behalf of and for the optionee.

          ADJUSTMENTS UPON CHANGES IN COMMON STOCK; REORGANIZATION, MERGER, CONSOLIDATION

               If the outstanding shares of the Common Stock of the Corporation are increased, decreased, or changed into, or exchanged for a different number or kind of shares or securities of the Corporation, without receipt of consideration by the Corporation, through reorganization, merger, recapitalization, reclassification, stock split, stock dividend, stock consolidation, or otherwise, an appropriate and proportionate adjustment shall be made in the number and kind of shares as to which options may be granted. A corresponding adjustment changing the number or kind of shares and the exercise price per share allocated to unexercised options, or portions thereof, which shall have been granted prior to any such change shall likewise be made. Adjustments shall be made by the Committee whose determination as to what adjustments shall be made, and the extent thereof, shall be final and conclusive. No fractional shares of stock shall be issued under the Option Agreement on account of any such adjustment. Upon the dissolution or liquidation of the Corporation, or upon any reorganization, merger or consolidation of the Corporation where the Corporation is the surviving corporation and the stockholders immediately prior to such transaction do not own at least 51% of the Corporation's Common Stock immediately after such transaction, or upon any reorganization, merger or consolidation of the Corporation where the Corporation is not the surviving corporation, or upon a sale of substantially all of the assets or 51% of the outstanding Common Stock, the Option Agreement may, at the option of the Executive Vice President, terminate and any options granted prior thereto shall become immediately exercisable in full and shall remain exercisable until the effective date of such transaction.

          VESTING

               The vesting periods shall be as follows:

                         50% at 7:00 p.m. (PST) on 1/10/96
                         12-1/2% at 7:00 p.m. (PST) on 4/10/96
                         12-1/2% at 7:00 p.m. (PDT) on 7/10/96
                         12-1/2% at 7:00 p.m. (PDT) on 10/10/96
                         12-1/2% at 7:00 p.m. (PST) on 1/10/97

          ALTERNATE VESTING

               In the event that Executive Vice President is terminated for reasons other than "substantial cause" (as defined below), or if Executive Vice President shall die or become disabled as defined in Section 22(e)(3) of the Code, then the options shall vest in accordance with the following Alternate Vesting provisions:

                         12-1/2% at 7:00 p.m. (PST) on 4/10/95
                         12-1/2% at 7:00 p.m. (PDT) on 7/10/95
                         12-1/2% at 7:00 p.m. (PDT) on 10/10/95
                         12-1/2% at 7:00 p.m. (PST) on 1/10/96
                         12-1/2% at 7:00 p.m. (PST) on 4/10/96
                         12-1/2% at 7:00 p.m. (PDT) on 7/10/96
                         12-1/2% at 7:00 p.m. (PDT) on 10/10/96
                         12-1/2% at 7:00 p.m. (PST) on 1/10/97

          EXPIRATION, TERMINATION AND TRANSFER OF OPTIONS

               Subject to earlier termination as provided in the Option Agreement, each Non-Qualified Stock Option granted and all rights or obligations thereunder by its terms shall expire 5 years from the date of grant. For purposes of the Option Agreement, the date of grant of an option shall be the date on which the Committee takes final action approving the award of the option, notwithstanding the date the optionee accepts the option, the date of execution of the Option Agreement, or any other date with
          respect to such option.   Except in the event of termination of
          employment due to death, disability or termination for "substantial cause" (as defined below), options will terminate according to the terms of the Option Agreement but only as to such number of shares as to which the option was exercisable on the date of termination. If termination occurs by reason of disability (as defined in the Option Agreement) such termination period shall be one year. If employment is terminated for "substantial cause," the optionee's right to exercise will terminate at the time notice of termination is given by the Corporation to the Employee. Termination for "substantial cause" shall include (i) the commission of a criminal act against, or in derogation of the interests of the Corporation or any of its subsidiaries; (ii) knowingly divulging confidential information about the Corporation or any of its subsidiaries to a competitor or to the public; (iii) interference with the relationship between the Corporation or any of its Subsidiaries and any major customer of the Corporation; or (iv) the performance of any action that the Committee, in its reasonable discretion, may deem to be sufficiently injurious to the interests of the Corporation or any of its subsidiaries to constitute "substantial cause." If the Executive Vice President dies while in the employ of the Corporation or within three months after cessation of such employment (except for "substantial cause"), his or her estate or personal representation shall have the right to exercise such option before the date such option would otherwise terminate, but only as to the number of shares as to which such option was exercisable on the date of death. An option by its terms may only be transferred by will or by laws of descent or pursuant to a qualified domestic relations order, and, except as otherwise required pursuant to a qualified domestic relations order, options shall be exercisable during the lifetime of the person to whom the option is granted only by such person (or in the case of disability by his or her court appointed legal representative).

               In addition, subsequent to the grant of any option, the Committee, at any time before complete termination of such option, may accelerate the time or times at which such option may be exercised in whole or in part (without reducing the term of such option), notwithstanding the provision in the option stating the time during which the option may be exercised.

          TERMINATION AND AMENDMENT OF THE OPTION AGREEMENT

               The Option Agreement will terminate on 1/10/2000. The Option Agreement may also terminate upon liquidation, reorganization, merger or consolidation of the Corporation as discussed above. No options may be granted under the Option Agreement after it is terminated. No termination, suspension, modification or amendment of the Option Agreement may, without the consent of the person to whom an option shall theretofore have been granted, adversely affect the rights of such person with respect to such option. No modification, extension, renewal or other change in any option granted under the Option Agreement shall be made after the grant of such option, unless the same is consistent with the provisions of the Option Agreement. With the consent of the holder of an option and subject to the terms and conditions of the Option Agreement, the Committee may amend outstanding stock option agreements with the Executive Vice President, including, without limitation, any amendment which would (i) accelerate the time or times at which the option may be exercised and/or (ii) extend the scheduled expiration date of the option.

          FEDERAL INCOME TAX CONSEQUENCES

               The following discussion is only a summary of the principal federal income tax consequences of the options and rights to be granted under the Option Agreement, and is based on existing federal law (including administration, regulations and rulings) which is subject to change, in some cases retroactively. This discussion is also qualified by the particular circumstances of individual optionees, which may substantially alter or modify the federal income tax consequences herein discussed.

               Generally, under present law, when an option does not qualify as an Incentive Stock Option under Section 422 of the Code (Non-Qualified Stock Options), no income generally is recognized by the optionee at the time of the grant of the option. Under present law the optionee generally will recognize ordinary income at the time the Non-Qualified Stock Option is exercised equal to the aggregate fair market value of the shares acquired less the option price. Ordinary income from a Non-Qualified Stock Option will constitute compensation for which withholding may be required under federal and state law.

               Subject to special rules applicable when an optionee uses Common Stock of the Corporation to exercise an option, shares acquired upon exercise of a Non-Qualified Stock Option will have a tax basis equal to their fair market value on the exercise date or other relevant date on which ordinary income is recognized and the holding period for the shares generally will begin on the date of exercise or such other relevant date. Upon subsequent disposition of the shares, the optionee generally will recognize a capital gain or loss. Provided the shares are held by the optionee for more than one year prior to disposition, such gain or loss will be treated as long-term capital gain or loss.

               The Corporation will generally be entitled to a deduction equal to the ordinary income (i.e., compensation) portion of the gain recognized by the optionee in the case of a "disqualifying disposition" of an Incentive Stock Option or in connection with the exercise of a Non-Qualified Stock Option provided the Corporation complies with any withholding requirements of federal and state law.

          RESTRICTION ON RESALE

               Certain directors and officers of the Corporation, including the Executive Vice President, may be deemed to be "affiliates" as that term is defined under the Securities Act of 1933, as amended (the "Securities Act of 1933"). Common Stock acquired under the Option Agreement by an affiliate may only be reoffered or resold under an effective registration statement, under Rule 144 or other exemption from the registration requirements of the Securities Act of 1933.


          ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL
          INFORMATION.

               The Corporation will make available to the Executive Vice President, without change, upon written or oral request, the documents incorporated by reference in Item 3 of Part II of the registration statement, and such documents are hereby incorporated by reference into this Section 10(a) prospectus. The Executive Vice President may, upon oral or written request and without charge, receive all other documents required to be delivered to participants pursuant to Rule 428(b) of the Securities Act of 1933. Such requests are to be directed to John K. Minnihan, Chief Financial Officer of the Corporation at 8737 Wilshire Boulevard, Beverly Hills, California 90211, (310) 652-4880.


          PART II--INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

          ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

               The following documents are hereby incorporated by reference in the registration statement and are deemed to be a part thereof from the date of filing such documents, and all documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

               (a) The Corporation's Annual Report on Form 10-K for the fiscal year ended April 30, 1995;

               (b) The Corporation's Quarterly Report on Form 10-Q for the quarter ended July 31, 1995;

               (c) The Corporation's Registration Statement No. 2-49078 on Form S-8, as amended, effective as of June 19, 1973.

          ITEM 4.  DESCRIPTION OF SECURITIES.

               Not applicable.

          ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

               Not applicable.

          ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

               Section 145 of the General Corporation Law of Delaware provides, in summary, that the directors and officers of the Corporation may, under certain circumstances, be indemnified by the Corporation against all expenses incurred by or imposed upon them as a result of actions, suits or proceedings brought against them as such directors and officers, or as directors or officers of any other organization at the request of the Corporation, if they act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful, except that no indemnification shall be made against expenses in respect to any claim, issue or matter as to which they shall have been adjudged to be liable to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Section 145 of the Delaware General Corporation Law also provides that directors and officers of the Corporation are entitled to such indemnification by the Corporation to the extent that such persons are successful on the merits or otherwise in defending any such action, suit or proceeding. The Corporation's Bylaws provide for the indemnification by the Corporation of officers and directors to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

               Section 102 of the Delaware General Corporation Law provides that a corporation, in its Certificate of Incorporation, may eliminate the personal liability of its directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, other than liability for (1) any breach of the director's duty of loyalty to the corporation of its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) any transaction from which the director derived an improper personal benefit and (4) unlawful payment of dividends or unlawful stock purchases or redemptions. The Corporation's Certificate of Incorporation provides for the elimination of personal liability of its directors as permitted by Section 102 of the Delaware General Corporation Law.

               The Corporation maintains a Directors and Officer's Insurance Policy for the benefit of its directors and officers.

          ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

               Not Applicable.

          ITEM 8.  EXHIBITS.

               The Exhibits filed herewith are listed on the Exhibit Index on page 10.

          ITEM 9.  UNDERTAKINGS.

               1.   The undersigned registrant hereby undertakes:

                    (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                    (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
          Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                      SIGNATURES


               Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly Hills, State of California, on October 9, 1995.

                                        EARL SCHEIB, INC.,
                                        a Delaware Corporation


                                        By s/    Daniel A. Seigel
                                          ---------------------------------
                                             Daniel A. Seigel
                                             President and
                                             Chief Executive Officer

               Name                   Title              Date
               ----                   -----              ----

          s/  Daniel A. Seigel        Chief              October 9, 1995
          -----------------------     Executive
          Daniel A. Seigel            Officer,
                                      (Principal
                                      Executive
                                      Officer)




          s/   John K. Minnihan       Vice               October 9, 1995
          -----------------------     President and
          John K. Minnihan            Chief
                                      Financial
                                      Officer
                                      (Principal
                                      Financial
                                      Officer)



          s/   Philip Wm. Colburn     Director           October 9, 1995
          -----------------------
          Philip Wm. Colburn




          s/   Alexander L. Kyman     Director           October 9, 1995
          -----------------------
          Alexander L. Kyman



          s/   Donald R. Scheib       Director           October 9, 1995
          -----------------------
          Donald R. Scheib



          s/   Robert L. Spencer      Director           October 9, 1995
          -----------------------
          Robert L. Spencer



          s/   Robert Wilkinson       Director           October 9, 1995
          -----------------------
          Robert Wilkinson

                                    EXHIBIT INDEX

         Exhibit                                                     Page
          Number  Exhibit                                           Number
          ------  -------                                           ------

            5     Opinion of Buchalter, Nemer, Fields & Younger,
                  a Professional corporation  . . . . . . . . . . .   11

           23.1   Independent Auditor's Consent . . . . . . . . . .   13

           23.2   Legal Counsel Consent is contained in Exhibit 5


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